Exhibit 10.4

PATENT LICENSE AND ASSIGNMENT AGREEMENT

This Patent License Agreement (this “Agreement”) is entered into as of August 12, 2005 (the “Effective Date”) by and between Science Applications International Corporation, a Delaware corporation (“SAIC”), and VirnetX Inc., a Delaware corporation (“Licensee”), herein individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, SAIC owns certain patents and patent applications relating to the facilitation of secure communications over networks, as more particularly described in Exhibit A (the “SAIC Patent Rights”);

WHEREAS, Licensee is in the business of developing and manufacturing products and providing services in the Internet, enterprise networking, and communications markets;

WHEREAS, Licensee desires to obtain a license to the SAIC Patent Rights in connection with its business in a particular field of use, and SAIC desires to grant such license on the terms and conditions contained herein solely in the field of use;

WHEREAS, Licensee believes it must own the SAIC Patent Rights to effectively raise funds to develop and license products and services which practice the SAIC Patent Rights, and consequently Licensee desires to acquire title to the SAIC Patent Rights, subject to the terms and conditions for such assignment as set out in this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, SAIC desires to convey to Licensee the SAIC Patent Rights solely for Licensee or its sub-licensee to practice in a particular field of use;

WHEREAS, SAIC currently has, and seeks to maintain, an exclusive right to practice the SAIC Patent Rights outside Licensee’s field of use, and consequently Licensee desires to grant back an exclusive license to SAIC under such SAIC Patent Rights outside Licensee’s particular field of use; and

WHEREAS, the parties desire that, both during the term of the license grant to Licensee under the SAIC Patent Rights and post any conveyance to Licensee of such SAIC Patent Rights, SAIC shall have the exclusive ability to license the SAIC Patent Rights outside Licensee’s particular field of use.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

DEFINITIONS.

1.1

“Affiliate” shall mean any company that ultimately controls, is controlled by, or is under common control with, whether directly or indirectly, a Party.

1.2

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

1.3

“Agreement Year” shall have the meaning set forth in Section 7.2 of this Agreement.

1.4

“Assignment” shall have the meaning set forth in Section 4.1.

1.5

“Assignment Trigger Event” shall mean the first date on which Licensee has complied with the following:  (i) closed a Qualified Financing with proceeds to Licensee in immediately available funds equal to or greater than seven million dollars ($7,000,000) when aggregated with all prior Qualified Financings; (ii) Licensee has provided to SAIC its current thirty six (36) month business and financial plan, detailing the proposed sale and development of products using the SAIC Patent Rights with Licensee’s Board of Directors certifying in writing that the plan will be commercially reasonable and will maximize Licensee’s payments of royalties to SAIC as set out in Section 7 of this agreement,; (iii) SAIC, in writing, approves of the business and financial plan, which shall not be unreasonably withheld or delayed; provided that if SAIC has not disapproved of such business and financial plan within twenty (20) business days after delivery thereof, such business and financial plan shall be deemed approved by SAIC; and (iv) Licensee’s Board certifies, and SAIC in its sole commercially reasonable discretion agrees in writing, that Licensee either has three (3) years sufficient working capital or firm commitments in writing for such capital, as determined in accordance with GAAP, on such date to meet Licensee’s obligations as they become due as set forth in Licensee’s business and financial plan for the succeeding thirty six (36) month period.  For sake of clarity and not by way of limitation, the parties agree that SAIC’s approval or disapproval of the business plan and determination of working capital shall not be used by Licensee as proof, evidence, confirmation or even information to be provided to any third party, including without limitation shareholders, investors, licensees and potential shareholders, investors or licensees, that Licensee’s business plan is likely to succeed or result in any financial remuneration to Licensee or that Licensee will have future viability as a corporation.

1.6

“Audited Financial Statements” shall mean the audited balance sheet of Licensee and the related statements of income, changes in stockholders’ equity and cash flows, prepared in accordance with GAAP as of the last date of Licensee’s fiscal year, together with the notes thereto and an audit report of independent public accountants.

1.7

“Available For Beta Test” shall mean the earlier of (i) testing by a potential commercial customer of any product or product prototype, not yet released to the general target customer base, which product or product prototype would otherwise infringe or contribute to the infringement of any SAIC Patent Rights or SAIC Improvements or Licensee Improvements thereto; (ii) sale, license or any other payment by a third party for a product or service which would otherwise infringe or contribute to the infringement of any SAIC Patent Rights or SAIC Improvements or Licensee Improvements thereto; (iii) when a product or service is available for third parties to test which contains any of the functionality of the products or services specified in the Statement of Work; or (iv) twelve (12) months from the date Licensee accepts delivery of the Statement of Work, which approval shall not be unreasonably withheld or delayed.

1.8

“Damages” shall have the meaning set forth in Section 10.1 of this Agreement.

1.9

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

1.10

“Exchange Act” shall have the meaning set forth in Section 7.5 of this Agreement.

1.11

“Field of Use” shall mean the field of secure communications in the following areas:  Virtual Private Networks (VPN); Secure Voice Over Internet Protocol (VoIP); Electronic Mail (E-mail); Video Conferencing; Communications Logging; Dynamic Uniform Resource Locators (URLs); Denial of Service; Prevention of Functional Intrusions; IP Hopping; Voice Messaging and Unified Messaging; Live Voice and IP PBX’s; Voice Web Video Conferencing and Collaboration; Instant Messaging (IM); Minimized Impact of Viruses; and Secure Session Initiation Protocol (SIP).  The Field of Use is not limited by any predefined transport mode or medium of communication (e.g., wire, fiber, wireless, or mixed medium).

1.12

“Force Majeure Occurrences” shall have the meaning set forth in Section 16.4 of this Agreement.

1.13

“GAAP” means the then current generally accepted accounting principles for financial reporting in the United States.

1.14

“License” shall mean the license rights granted in Section 2.1 below, subject to the terms and conditions of this Agreement.

1.15

“License Trigger Event” means the first to occur of the following:  (i) the expiration or termination of this Agreement; (ii) the insolvency or bankruptcy of Licensee; (iii) a material breach by Licensee of any of the provisions of this Agreement that has not been cured within thirty (30) days after Licensee’s receipt of written notice of such failure; (iv) the failure of Licensee to make any required payment of Minimum Royalties hereunder that has not been cured within thirty (30) days after Licensee’s receipt of written notice of such failure; (v) the exercise by SAIC of its Security Interest hereunder; or (vi) the conversion of the License to a non-exclusive license under Section 2.2.

1.16

“Licensed Product” means any product, the manufacture, use, sale offer for sale, lease or import of which would infringe or contribute to the infringement of any SAIC Patent Rights or any product manufactured using a process which would infringe the SAIC Patent Rights.

1.17

“Licensee” shall have the meaning set forth in the preamble of this Agreement.

1.18

“Licensee Improvements” shall have the meaning set forth in Section 3.2 of this Agreement.

1.19

“Licensee Indemnified Party” shall have the meaning set forth in Section 10.2 of this Agreement.

1.20

“Maximum Amount” shall have the meaning set forth in Section 7.3 of this Agreement.

1.21

“Minimum Royalty” shall have the meaning set forth in Section 7.2 of this Agreement.

1.22

“Non-Disclosure Agreement” means that certain form of agreement attached hereto as Exhibit B, to be effective pursuant to the terms of Section 8.

1.23

“Parties” shall have the meaning set forth in the preamble of this Agreement.

1.24

“Party” shall have the meaning set forth in the preamble of this Agreement.

1.25

“Professional Services Agreement” means that certain form of agreement attached hereto as Exhibit C, entered into by the parties and dated August 12, 2005.

1.26

“Project Completion” means the date of completion of a product by Licensee in the Field of Use that is Available For Beta Test.

1.27

“Qualified Financing(s)” means the sale of equity securities by Licensee to one or more “accredited investors” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, in each case, on or prior to the first anniversary of Project Completion.

1.28

“Quarterly Financial Statements” shall mean the Licensee’s balance sheet and the related statements of income, changes in stockholders’ equity and cash flows, as of each quarter during the Term hereof beginning on Project Completion, which Licensee’s chief executive officer and chief financial officer shall certify have been prepared in accordance with GAAP.

1.29

“Reseller Agreement” means that certain form of agreement attached hereto as Exhibit D, to be effective pursuant to the terms of Section 15.

1.30

“Revenues” shall mean all gross revenues of Licensee less (a) trade, quantity and cash discounts allowed, (b) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in Licensee’s industry, and (c) actual product returns and allowances.

1.31

“Reversion” shall have the meaning set forth in Section 5.1 of this Agreement.

1.32

“Reversion Trigger Event” shall mean the first to occur of the following:  (i) the date that is five (5) years after Project Completion, if Licensee pays to SAIC an aggregate cumulative amount hereunder of less than seven million five hundred thousand dollars ($7,500,000); (ii) any failure by Licensee to pay the Minimum Royalty that has not been cured within ninety (90) days after Licensee’s receipt of written notice of such failure; (iii) for the period prior to the date of Licensee’s full payment of the Maximum Amount, any breach by Licensee of SAIC’s grant back license that has not been cured within thirty (30) days after Licensee’s receipt of written notice of such failure; or (iv) for the period prior to the date of Licensee’s full payment of the Maximum Amount, any termination of this Agreement.

1.33

“SAIC” shall have the meaning set forth in the preamble of this Agreement.

1.34

“SAIC Improvements” shall have the meaning set forth in Section 3.1 of this Agreement.

1.35

“SAIC Indemnified Party” shall have the meaning set forth in Section 10.1 of this Agreement.

1.36

“SAIC’s Knowledge” shall have the meaning of the actual knowledge of Edmund C. Munger, Robert Short, Victor J. Larson, Michael Lachuk or Pamela Bumann.

1.37

“SAIC Patent Rights” shall have the meaning set in the Recitals of this Agreement.

1.38

“Security Agreement(s)” means the certain form of agreement(s) attached hereto as Exhibit E, to be effective pursuant to the terms of Section 7.7.

1.39

“Security Interest” means that certain security interest contemplated by Section 7.7.

1.40

“Source Code Escrow Agreement” means that certain form of agreement, which shall be attached hereto as Exhibit F and which must be mutually agreed to as a condition precedent to SAIC being required to perform under the Professional Services Agreement.

1.41

“Statement of Work” means the statement of work prepared as a deliverable by SAIC as set out in Task No. 4 in Phase I of Exhibit A in the Professional Services Agreement which shall specify material functionality of a product or service which would, except pursuant to this Agreement, otherwise be anticipated to infringe or contribute to the infringement of any SAIC Patent Rights or SAIC Improvements or Licensee Improvements thereto.

1.42

“Subsidiary” means a majority owned subsidiary of Licensee whose financial statements are consolidated into Licensee’s financial statements.

1.43

“Term” shall have the meaning set forth in Section 12.1 of this Agreement.

1.44

“U.S. Export Control Laws” shall have the meaning set forth in Section 16.3 of this Agreement.

2.

LICENSE GRANT; OWNERSHIP; PROJECT COMPLETION.

2.1

License of SAIC Patent Rights to Licensee.  Subject to the terms and conditions hereof, including without limitation the Security Interest set out in Section 7.7 and the encumbrances set out in Section 14 of this Agreement, SAIC hereby grants to Licensee the sole and exclusive, worldwide right and license to the SAIC Patent Rights, solely for use within the Field of Use, to (i) make, have made, import, use, offer for sale, and sell products and services covered by a valid claim under the SAIC Patent Rights, and (ii) make improvements to the SAIC Patent Rights and make, have made, import, use, offer for sale, and sell products and services covered by a valid claim under such improvements to the SAIC Patent Rights (provided that the grant of such right to make improvements is subject, in each instance, to Licensee granting SAIC a license to such improvements as set forth in Section 3.2 below).  The term “valid claim” means a claim of an issued patent, which claim has not been declared invalid by a court of competent jurisdiction.  The License is not assignable (other than to a Subsidiary of Licensee as set out in Section 16.7 of this Agreement) without the prior written consent of SAIC which shall not be unreasonably withheld or delayed, which consent shall be contingent upon Licensee and the potential assignee providing SAIC with all commercially reasonable information necessary for SAIC to make a fully informed consent.  Any such assignment without SAIC’s prior written consent shall be null and void.  The License is sublicensable pursuant to the terms of Section 14.2 below.  Licensee agrees to maintain the quality and performance of any products or services which are covered by a valid claim under the SAIC Patent Rights or improvements thereto, including without limitation SAIC Improvements or Licensee Improvements, at a level that meets or exceeds standards of quality and performance generally accepted in the industry.

2.2

Conversion to Non-Exclusive License.  The License grant set out in Section 2.1 shall automatically become non-exclusive, if Licensee has not paid SAIC, within thirty six (36) months after Project Completion, a cumulative amount under this Agreement equal to at least two million dollars ($2,000,000).

2.3

Reserved Rights.  Except as set out in Section 2.1 and Section 4.1, the Parties hereby agree SAIC will have sole and exclusive ownership of all right, title and interest, (including without limitation worldwide intellectual property rights such as rights under patents, patent applications, trade secret laws, and copyright laws) in the SAIC Patent Rights.  SAIC reserves all other rights to the SAIC Patent Rights that are not licensed to Licensee.

2.4

Project Completion.  Licensee shall provide written notice of the date which it has in good faith determined to be the date of Project Completion, and sufficient information for SAIC to evaluate the accuracy of the date.  Licensee agrees to commercially reasonably cooperate with SAIC to answer questions and provide additional information for SAIC to verify the accuracy of the date.  SAIC shall provide written notice of its approval or disapproval of the proposed date, which shall not be unreasonably withheld or delayed.  In the event of a dispute with respect to the proposed date of Project Completion, the two parties shall hold a meeting within thirty (30) days of receipt of written notice of the dispute whereby the Chief Executive Officer of Licensee and the Senior Vice President for Mergers and Acquisitions Technology Commercialization for SAIC shall meet to resolve the dispute.  In the event the parties have not resolved the dispute within ten (10) business days, or mutually agreed in writing to extend the time to resolve the dispute, then the dispute shall be resolved as set out in Section 13 of this Agreement (Disputes).

3.

IMPROVEMENTS.

3.1

By SAIC (Within the Field of Use).  If within thirty (30) months after the Effective Date, SAIC files a patent application or obtains the issuance of any patents that come within the scope of the SAIC Patent Rights claims licensed or assigned as set out in this Agreement, and where any of the named inventors on such patents is either (i) named as an inventor on any of the SAIC Patent Rights; or (ii) is a material contributor towards completion of the Professional Services Agreement (“SAIC Improvements”), SAIC hereby grants and agrees to grant to Licensee, only under the claims in the new patent applications or patents which fall within the scope of the SAIC Patent Rights claims, the sole and exclusive, worldwide right and license solely in the Field of Use to make, have made, import, use, offer for sale and sell products and services under such claims and make improvements under such claims and to sublicense subject to the limitations set out in Section 14.2.  The license grant set out in this Section 3.1 shall automatically become non-exclusive if Licensee has not paid SAIC, within thirty six (36) months of Project Completion, a cumulative amount under this Agreement equal to at least two million dollars ($2,000,000).  This license grant is subject to the terms and conditions of this Agreement, including without limitation Licensee’s obligations to pay the amounts set out in Section 7 and SAIC’s ability to terminate the license set out in Section 12.  Licensee shall have no rights to any SAIC Improvements, modifications or enhancements to the SAIC Patent Rights or to any other additional SAIC intellectual property other than as specifically set forth in this Section 3.1.

3.2

By Licensee.  During the Term of this Agreement and thereafter, during the license grant period set out in Section 2, during the assignment period set out in Section 4 and during the time period when any of the SAIC Patent Rights are in effect, if Licensee (or any of its sublicensees) files a patent application or obtains the issuance of any patents that come within the scope of the SAIC Patent Rights claims licensed or assigned to Licensee as set out in this Agreement (collectively the “Licensee Improvements”):

3.2.1

Outside of the Field of Use:  Licensee (or its sublicensees) hereby grants and agrees to grant to SAIC, only under the claims in the new patent applications or patents which fall within the scope of the SAIC Patent Rights claims, an unlimited, non-exclusive, royalty free, fully paid, perpetual, irrevocable, worldwide, sublicensable and transferable license in all fields outside of the Field of Use to make, have made, import, use, offer for sale, and sell products and services under such claims, and to make improvements under such claims; and

3.2.2

Within the Field of Use:  Upon the first occurrence of a License Trigger Event, Licensee (or its sublicensees) hereby grants and agrees to grant to SAIC, only under the claims in the new patent applications or patents which fall within the scope of the SAIC Patent Rights claims, an unlimited, non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable license in the Field of Use to make, have made, import, use, offer for sale, and sell products and services under such claims, and to make improvements under such claims.

3.2.3

For sake of clarity and not by way of limitation, the provisions of this Section 3.2 shall survive the Assignment and expiration or termination of this Agreement.

3.3

Records.  Licensee will keep complete and accurate records of its research and development performed in connection with the SAIC Patent Rights.  During the Term of this Agreement and for two (2) years thereafter, Licensee will make such records available to SAIC at Licensee’s premises at a mutually convenient time no more frequently than two times in any calendar year upon SAIC’s reasonable request, subject to the confidentiality provisions in Section 8 hereof.

4.

ASSIGNMENT.

4.1

Grant.  If the date of the Assignment Trigger Event occurs within twelve (12) months after Project Completion, then, effective as of the date of the Assignment Trigger Event and subject to and contingent upon the grant back license to SAIC as set out in Section 4.2 of this Agreement and the Reversion as set out in Section 5 of this Agreement, SAIC hereby agrees to unconditionally and irrevocably convey, transfer, assign and quitclaim to Licensee all of its right, title and interest in and to the SAIC Patent Rights (the “Assignment”).  For sake of clarity and not by way of limitation, SAIC will be under no obligation to assign the SAIC Patent Rights to Licensee if the date of the Assignment Trigger Event occurs later than the date which is twelve (12) months after Project Completion.  SAIC agrees to execute and deliver, at Licensee’s sole expense, such further instruments of conveyance, transfer, assignment and quitclaim as Licensee may reasonably request that are reasonably necessary for the purpose of further evidencing Licensee’s ownership of the assigned SAIC Patent Rights.  Subject to the limitations set forth in Section 16.7, SAIC hereby constitutes and appoints Licensee as SAIC’s agent to execute and deliver any such assignments and other documents, solely for the purposes of consummating the Assignment set out in this Section 4.1, that SAIC unreasonably fails or refuses to execute and deliver after receipt of written notice of Licensee’s commercially reasonable request provided pursuant to Section 16.1, the Parties hereto agreeing this power and agency being irrevocable and coupled with an interest.  Licensee agrees to assume, as of the date of the Assignment Trigger Event, all responsibility and bear all costs and logistics associated with further evidencing, enforcing, registering or defending Licensee’s ownership of the SAIC Patent Rights.

4.2

Grant Back License.  Effective as of the date of the Assignment Trigger Event, Licensee agrees to grant, and hereby grants, to SAIC an exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license under the SAIC Patent Rights permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the SAIC Patent Rights outside the Field of Use.

5.

REVERSION TO SAIC.

5.1

Grant.  Effective as of the date of the Reversion Trigger Event, Licensee hereby agrees to unconditionally and irrevocably convey, transfer, assign and quitclaim to SAIC all of its right, title and interest in and to the SAIC Patent Rights (the “Reversion”).  Licensee agrees to execute and deliver without additional consideration, at Licensee’s sole expense, such further instruments of conveyance, transfer, assignment and quitclaim as SAIC may reasonably request that are reasonably necessary for the purpose of further evidencing SAIC’s ownership of the assigned SAIC Patent Rights.  Licensee hereby constitutes and appoints SAIC as Licensee’s agent to execute and deliver any such assignments and other documents that Licensee unreasonably fails or refuses to execute and deliver, the Parties hereto agreeing this power and agency being irrevocable and coupled with an interest.

5.2

Reinstatement of License.  If the Reversion occurs due to Licensee’s failure to pay to SAIC an aggregate cumulative amount hereunder of at least seven million five hundred thousand dollars ($7,500,000) within five (5) years after Project Completion, then, effective as of the date of the Reversion Trigger Event, SAIC agrees to grant, and hereby grants to Licensee a license to the SAIC Patent Rights on the terms and conditions of the License originally granted hereunder; however, such license shall be on a non-exclusive basis limited to the Field of Use.  The provisions of Section 4 shall no longer apply to such license.

6.

PATENT FILINGS; MAINTENANCE; ENFORCEMENT.

6.1

Patent Prosecution and Maintenance.  Prior to the date of the Assignment Trigger Event, SAIC shall prosecute and maintain the SAIC Patent Rights by timely prosecuting the patent applications and paying all fees and costs required by 35 United States Code 41(b) and similar regulations.  Post the date of the Assignment Trigger Event, Licensee shall prosecute and maintain the SAIC Patent Rights by timely prosecuting the patent applications and paying all fees and costs required by 35 United States Code 41(b) and similar regulations.

6.2

Patent Markings.  Each Party shall comply with all applicable United States and foreign statutes relating to the marking of licensed products, services and related packaging with patent number(s) or other intellectual property notices and legends required to maintain the intellectual property rights licensed in this Agreement.

6.3

Infringement; Enforcement.

6.3.1

General.  Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of any of the SAIC Patent Rights of which they become aware.  The Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation.  In the event a Party brings an infringement action in accordance with this Section 6.3, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney.  Neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of the other Party.

6.3.2

SAIC Enforcement.  During the following time periods:  (i) prior to the date of the Assignment Trigger Event; (ii) after the Assignment Trigger Event date if the infringement or enforcement is outside the Field of Use; (iii) post the date of the Reversion Trigger Event; and (iv) as long as Licensee has a License to the SAIC Patent Rights, SAIC shall have the first right to bring and control any action or proceeding with respect to infringement or enforcement of the SAIC Patent Rights in the Field of Use at its own expense and by counsel of its own choice, and SAIC shall have the sole right to bring and control any action or proceeding with respect to infringement or enforcement of the SAIC Patent Rights outside the Field of Use, at its own expense and by counsel of its own choice.  If the infringement or enforcement of the SAIC Patent Rights is in the Field of Use, Licensee shall have the right to participate in such action, at its own expense and by counsel of its own choice.  If SAIC fails to either terminate such infringement, enter into a reasonable license agreement to terminate such infringement subject to Licensee’s rights under this Agreement, or bring an action or proceeding with respect to infringement or enforcement of the SAIC Patent Rights in the Field of Use within (i) one-hundred and twenty (120) days following the notice of alleged infringement, or (ii) ten (10) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Licensee shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and SAIC shall have the right to be represented in any such action, at its own expense and by counsel of its own choice.

6.3.3

Licensee Enforcement.  After the date of the Assignment Trigger Event if the infringement or enforcement is in the Field of Use, Licensee shall have the first right to bring and control any action or proceeding with respect to infringement or enforcement of the SAIC Patent Rights in the Field of Use, at its own expense and by counsel of its own choice.  SAIC shall have the right to participate in such action, at its own expense and by counsel of its own choice.  If Licensee fails to either terminate such infringement, enter into a reasonable license agreement to terminate such infringement subject to SAIC’s rights under this Agreement, or bring an action or proceeding with respect to infringement or enforcement of the SAIC Patent Rights in the Field of Use within (a) one-hundred and twenty (120) days following the notice of alleged infringement, or (b) ten (10) business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, SAIC shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Licensee shall have the right to be represented in any such action, at its own expense and by counsel of its own choice.  For sake of clarity and not by way of limitation, if the SAIC Patent Rights revert to SAIC under Section 5 or pursuant to the Security Agreement, the terms of this Section 6.3.3 shall no longer apply.  Licensee agrees that it shall pay SAIC its standard labor rates, costs and other expenses as necessary for SAIC’s non-attorney staff to support Licensee’s enforcement of the SAIC Patent Rights under this Section 6.3.3 or to respond to discovery served upon SAIC by a defendant in any enforcement action brought by Licensee.

6.3.4

Recovery.  Except as otherwise agreed to by the Parties in a written agreement, any recovery realized as a result of any action or proceeding brought by SAIC or Licensee pursuant to this Section 6, after reimbursement of any expenses of SAIC and Licensee, shall be divided in the following ratio:  seventy five percent (75%) to the Party who brings the action or proceeding and twenty five percent (25%) to the other Party.

7.

CONSIDERATION; PAYMENT TERMS; REPORTS; AUDIT; SECURITY INTEREST.

7.1

Royalty.  In consideration of the rights granted hereunder, including without limitation the License set out in Section 2, the Assignment set out in Section 4 and the license grant post reversion set out in Section 5 of this Agreement, Licensee agrees to pay to SAIC royalties in the amount of fifteen percent (15%) of Revenues up to the Maximum Amount.

7.2

Minimum Royalty.  Subject to Section 7.3 below, Licensee will pay to SAIC a minimum guaranteed annual royalty of fifty thousand dollars ($50,000) (the “Minimum Royalty”) due and payable on each anniversary of Project Completion (the “Agreement Year”).  If during the Term of this Agreement the total amount paid to SAIC under Section 7.1 during any Agreement Year is less than the Minimum Royalty, Licensee will pay the difference within thirty (30) days after the end of the applicable Agreement Year.  For the avoidance of doubt, but not by way of limitation:  (i) in the event the Minimum Royalty is not paid in full on a timely basis, this Agreement will terminate pursuant to Section 12.2 and all rights hereunder to the SAIC Patent Rights and Licensee Improvements will revert to SAIC; (ii) Licensee’s exclusive license to the SAIC Patent Rights and SAIC Improvements will terminate and SAIC will be under no obligation to assign SAIC Patent Rights if the Agreement is terminated due to Licensee’s material breach of this Section 7.2 prior to assignment of SAIC’s Patent Rights as set out in Section 4 of this Agreement; and (iii) Licensee shall assign the SAIC Patent Rights and Licensee Improvements to SAIC if this Agreement is terminated due to Licensee’s material breach of this Section 7.2 post assignment of SAIC’s Patent Rights as set out in Section 4 of this Agreement.

7.3

Maximum Amount.  The maximum amount of all payments under Sections 7.1 and 7.2 shall be thirty five million dollars ($35,000,000) less any amounts received by SAIC from Licensee paying SAIC twenty five percent (25%) of any recovery realized as a result of any action or proceeding brought by Licensee against a third party to resolve a claim of infringement or enforcement pursuant to Section 6.3.4 of this Agreement (but not, for sake of clarity, payments by Licensee for SAIC’s costs, expenses, labor or time and materials or payments pursuant to Section 6.3.3) (the “Maximum Amount”).  Upon payment of this Maximum Amount by the Licensee to the SAIC, no additional Royalties shall be due to SAIC, and all of the Licensee’s Royalty obligations shall be deemed to be satisfied.  For sake of clarity and not by way of limitation, even if Licensee has paid the Maximum Amount, SAIC shall continue to receive its percentage of any recovery realized as a result of any action or proceeding brought against a third party as set out in Section 6.

7.4

Payment Terms.  Payments as set out in Section 7 will be calculated based on each quarter during the Term hereof beginning on Project Completion.  All such payments due to SAIC under this Agreement shall be paid within thirty (30) days following the end of each such quarter.  Late payments bear interest at the rate of six percent (6%) per annum.

7.5

Reports.  During the Term hereof beginning on Project Completion, within thirty (30) days after the end of each first, second and third fiscal quarter of Licensee and within sixty (60) days after the end of the fourth fiscal quarter of Licensee, Licensee shall provide to SAIC a Quarterly Financial Statement and report of all Revenues in support of the payment calculation.  Such report is due even if no amount is payable.  For sake of clarity and not by way of limitation, if Revenues are received by Licensee in a form other than cash, the applicable Revenue will be the monetary equivalent or fair market value of the non-cash consideration.  Licensee shall issue one final report in the event Licensee pays the maximum amount of payments due as set out in Section 7.3.  Licensee shall also provide to SAIC the Audited Financial Statements within fifteen (15) days of Licensee’s receipt of same from the certified public accountants.  Notwithstanding anything to the contrary contained herein, in the event Licensee becomes a reporting company under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the obligations of Licensee to disclose the information herein to SAIC shall be modified to the extent necessary for Licensee to be in compliance with the Exchange Act, and all rules and regulations promulgated thereunder, including without limitation adjusting the time periods of disclosure so that Licensee is not obligated to disclose the information set forth herein to SAIC any sooner than it is required to disclose similar information to the Securities and Exchange Commission or the public.  If any Audited Financial Statements demonstrates that Licensee has underpaid its royalty for that fiscal year, Licensee shall remit payment in the amount of such deficiency within thirty (30) days of Licensee’s receipt of the Audited Financial Statement.  If any Audited Financial Statements demonstrate that the Licensee has overpaid its royalty for that year, then, so long as the Maximum Amount has not been reached, SAIC shall be entitled to retain those funds to the extent that it can and shall credit them against the Minimum Royalty and Maximum Amount.

7.6

Audit.  SAIC shall have the right to audit the books and records of Licensee as they relate to the calculation of royalties and other payments hereunder no more frequently than one time in each fiscal year.  Should the result of such audit reveal that SAIC has been underpaid by five percent (5%) or more, the reasonable cost of such audit shall be borne by Licensee and the amount of such underpayment shall be due and payable within thirty (30) days after Licensee’s receipt of written notice.

7.7

Security Interest.  It is intended that the payment obligations under Section 7 be secured by Licensee’s interest in the SAIC Patent Rights, and the Parties acknowledge and agree that on the Effective Date and on request of SAIC during the Term of this Agreement (including without limitation during the License, Assignment and reversion periods), the parties shall enter into the Security Agreement attached hereto as Exhibit E and incorporated by reference.  In addition Licensee will execute or authorize one or more financing statements in form satisfactory to SAIC (e.g., as necessary to comport with the obligations of the Uniform Commercial Code).  SAIC is authorized to file financing statements relating to the collateral stated in such without the Licensee’s signature where authorized by law.  Licensee appoints SAIC as its attorney-in-fact to execute any such documents which SAIC in its sole discretion may deem necessary to accomplish perfection of SAIC’s security interest set forth herein.  This appointment is coupled with an interest and shall be irrevocable as long as any obligations under this Agreement remain outstanding.  Licensee further agrees to take such other actions as might be requested by SAIC for the perfection, continuation and assignment, in whole or in part, of the security interests granted herein.  If certificates are issued or outstanding as to any of the collateral, Licensee will cause the security interests of SAIC to be properly protected, including perfection of notation thereon.

7.8

Applicability of Section 7 During Term of License Grant, Post Assignment, and Post Reversion.  For sake of clarity and not by way of limitation, Licensee agrees to be subject to the terms and conditions set out in this Section 7, including without limitation paying SAIC fifteen percent (15%) of Revenues, paying the Minimum Royalty annually and complying with the report, audit, and security interest obligations (i) during the period SAIC exclusively licenses Licensee the SAIC Patent Rights as set out in Section 2 of this Agreement; (ii) post assignment of the SAIC Patent Rights by SAIC to Licensee as set out in Section 4 of this Agreement; and (iii) post reversion of the SAIC Patent Rights by Licensee to SAIC as provided for in Section 5 of this Agreement.  Notwithstanding the foregoing, in no event shall the terms of this Section 7 survive following Licensee’s payment to SAIC of the Maximum Amount.  For sake of clarity and not by way of limitation, payments owed by Licensee to SAIC as set out in Section 6 of this Agreement shall survive following Licensee’s payment to SAIC of the Maximum Amount.

8.

CONFIDENTIALITY.  The Parties will enter into the mutual nondisclosure agreement attached as Exhibit B (the “Non-Disclosure Agreement”) concurrently with the execution of the Agreement, which Non-Disclosure Agreement will supersede and replace any prior nondisclosure agreements between the parties effective as of the Effective Date.  The execution and delivery of the Non-Disclosure Agreement by each Party will be a condition precedent to the effectiveness of this Agreement.  The Parties agree to comply with the terms of the Non-Disclosure Agreement, the terms of which are incorporated herein by this reference.  Licensee may share the terms of this Agreement with potential investors, bankers and other financial entities or as required by applicable laws and regulations without complying with the terms and conditions of the Non-Disclosure Agreement; however, despite such disclosure, each Party shall treat the terms and conditions of this Agreement as if they are Proprietary Information of both Parties and shall keep them confidential as provided for in the Non-Disclosure Agreement to the maximum extent possible.

9.

WARRANTIES.

9.1

SAIC Warranties.  SAIC represents and warrants to Licensee that, except as set out in Schedule 9.1, as of the Effective Date:  (a) all of the issued SAIC Patent Rights are currently in compliance with formal legal requirements of the United States Patent and Trademark Office (including payment of filing, examination and maintenance fees) and are not subject to any maintenance fees or taxes or actions falling due within thirty (30) days after the Effective Date; (b) the SAIC Patent Rights have not been or are not now involved in any interference, reissue, reexamination or opposition proceeding; (c) to SAIC’s Knowledge, there is no potentially infringing or conflicting patent or patent application of any third party; (d) to SAIC’s Knowledge, SAIC has not received any complaints or letters from a third party indicating that such third party believes and alleges that the SAIC Patent Rights infringe or conflict with their patent rights; (e) SAIC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; and (f) this Agreement, when executed and delivered, shall be, a binding obligation upon SAIC and enforceable in accordance with its terms, except as provided in bankruptcy court.

9.2

Licensee Warranties.  Licensee represents and warrants to SAIC that (a) Licensee has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; and (b) this Agreement, when executed and delivered, shall be, a binding obligation upon Licensee and enforceable in accordance with its terms, except as provided in bankruptcy court.

9.3

Survival of Warranties.  The representations and warranties contained in or made pursuant to this Agreement shall survive only until, and the indemnification obligations set forth in Section 10.1 shall terminate on, and no claim or action with respect thereto may be initiated after two (2) years from the first commercial sale, license or any other payment by a third party for a product or service which would otherwise infringe or contribute to the infringement of any SAIC Patent Rights or SAIC Improvements or Licensee Improvements thereto; provided that if any claim for Damages (as defined below) is asserted by any Indemnified Party (as defined below) prior to the termination of the representation, warranty or indemnification obligation pursuant to the terms of this Agreement, the obligations of the party or parties providing indemnity therefore shall continue with respect to such claim until the resolution thereof.

10.

INDEMNIFICATION AND INSURANCE.

10.1

SAIC Indemnity.  SAIC agrees to defend, indemnify and holds harmless Licensee, its successors and assigns, directors, officers and employees (each an “SAIC Indemnified Party”) from all liabilities, losses, damages and reasonable expenses (including but not limited to attorneys’ fees) judgments, fines or penalties (“Damages”) the SAIC Indemnified Party incurs arising out of or in connection with the breach of any representation or warranty made by SAIC in Section 9.1 of this Agreement.

10.2

Licensee Indemnity.  Licensee agrees to defend, indemnify and holds harmless SAIC, its successors and assigns, directors, officers and employees (each a “Licensee Indemnified Party”) from all Damages the Licensee Indemnified Party incurs arising out of or in connection with (i) (subject to SAIC’s indemnity set out in Section 10.1 and prior to the Assignment as set out in Section 4.1) any actual or alleged infringement or misappropriation by Licensee of any patent, copyright, trade secret, trademark or other proprietary right of any third party; (ii) the breach of any representation or warranty made by Licensee in Section 9.2 of this Agreement; and (iii) arising or alleged to arise by reason of or in connection with any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, lease, sale, offer for sale, import or sublicense of products and services, including without limitation software and application services, which would infringe or contribute to the infringement of the SAIC Patent Rights, SAIC Improvements, or Licensee Improvements, including without limitation Licensed Products, whether asserted under a tort or contractual theory or any other legal theory.  Licensee’s obligations under this paragraph shall survive the expiration or termination of this Agreement for any reason.

10.3

Procedures.  In the event that a Licensee Indemnified Party or SAIC Indemnified Party becomes aware of any such claim, such party shall:  (i) reasonably promptly notify the indemnifying party thereof (provided that failure to provide such notice will not release the indemnifying party from any of its indemnity obligations hereunder except to the extent that such failure materially increases such indemnifying party’s indemnity obligation); (ii) at the indemnifying party’s expense, provide the indemnifying party with reasonable cooperation in the defense thereof; and (ii) not settle any such claim without the indemnifying party’s consent.  A Licensee or SAIC Indemnified Party shall have the right to have its own counsel participate in the defense of any such claim at such Licensee or SAIC Indemnified Party’s own expense.  The indemnifying party shall control the defense or settlement of such claim with counsel of its own choosing; provided that Licensee or SAIC Indemnified Party will be entitled (using its own counsel) to control the defense of, and settle, any claim if the indemnified party does not reply and take charge of such claim within a reasonable time after the Licensee or SAIC Indemnified Party’s demand under this indemnification.

10.4

Insurance.  Without limiting Licensee’s indemnity obligations under Section 10.2, Licensee agrees that, concurrent with the earlier of (i) the first sublicense agreement sublicensing the SAIC Patent Rights, SAIC Improvements or Licensee Improvements, or (ii) transfer or assignment of the SAIC Patent Rights or Licensee Improvements thereto as provided for in Section 16.7, it shall maintain at its sole cost throughout the Term of this Agreement and for at least eight (8) years after its expiration or termination for any reason liability insurance policies, and provide evidence reasonably satisfactory to SAIC, that the following insurance coverage is in force:

10.4.1

Commercial General Liability insurance, with per occurrence coverage limits of not less than five million U.S. dollars ($5,000,000), including without limitation coverage for product’s liability and contractual liability coverage;

10.4.2

Technology Errors & Omissions Liability insurance, including coverage for technology products, insuring Licensee’s legal liability for losses arising out of alleged errors, omissions or defects in the technology product, with coverage limits of not less than five million U.S. dollars ($5,000,000) per claim;

10.4.3

The policies required under this Section 10.4, may include deductibles that are approved by SAIC (such approval not to be unreasonably withheld or delayed), shall be issued by insurers reasonably satisfactory to SAIC and shall include SAIC as an additional insured; and

10.4.4

Requires the insurance carrier to provide SAIC with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation.

10.5

Notice of Claims.  Licensee will promptly notify SAIC of all claims involving SAIC Patent Rights, SAIC Improvements and Licensee Improvements, including without limitation Licensed Products, and will advise SAIC of the policy amounts that might be needed to defend and pay any such claims.  In the event SAIC believes the sum of such policy amounts may exceed Licensee’s total insurance coverage, SAIC may request and Licensee shall acquire additional coverage, not to exceed the amounts set forth in the preceding subparagraph of this Agreement, to fully protect the SAIC Indemnified Parties and the Licensee Indemnified Parties as set forth above.

10.6

Insurance After Termination.  Licensee hereafter shall, during the Term of this Agreement and for a period of eight (8) years after its expiration or termination for any reason, provide SAIC copies of liability policies which comply fully with this Agreement.  If Licensee fails at any time to maintain insurance as required in this Agreement, SAIC may (but shall be under no obligation to) purchase its own policy providing all or any of the coverage and recover from Licensee the cost thereof, which shall be payable on demand.

10.7

Obligation to Include Disclaimers.  Licensee agrees to ensure that all sublicenses of the SAIC Patent Rights, SAIC Improvements and Licensee Improvements, and any transfer or assignment of the SAIC Patent Rights or Licensee Improvements, including without limitation assignment of this Agreement as provided for in Section 16.7, shall disclaim all express and implied warranties arising or alleged to arise by reason of or in connection with (i) any and all intellectual property infringement; and (ii) any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, lease, sale or sublicense of Licensed Products, whether asserted under a tort or contractual theory or any other legal theory.

11.

DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

11.1

Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE INTELLECTUAL PROPERTY CONVEYED AND/OR LICENSED BY ONE PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT IS CONVEYED AND/OR LICENSED “AS IS,” INCLUDING WITHOUT LIMITATION, EACH PARTY SPECIFICALLY DISCLAIMS ALL STANDARDS, GUARANTEES, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE SAIC PATENT RIGHTS AND ANY IMPROVEMENTS THERETO AND ANY PARTICULAR APPLICATION OR USE OF THE SAIC PATENT RIGHTS OR IMPROVEMENTS.

11.2

Consequential Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOST BUSINESS OPPORTUNITIES, LOSS OF USE OR EQUIPMENT DOWN TIME AND LOSS OF OR CORRUPTION TO DATA ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH DAMAGES ARE SOUGHT, AND EVEN IF SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

11.3

CAP.  EXCEPT FOR SAIC’S VIOLATION OR INFRINGEMENT OF THE RIGHTS GRANTED TO LICENSEE HEREIN TO EXERCISE THE SAIC PATENT RIGHTS, OR IMPROVEMENTS THERETO, EXCLUSIVELY WITHIN THE FIELD OF USE AS SET FORTH IN SECTIONS 2.1 AND 3.1, SAIC’S TOTAL LIABILITY TO LICENSEE FOR ANY AND ALL LIABILITIES, CLAIMS OR DAMAGES MUSING OUT OF OR RELATING TO THIS AGREEMENT, HOWSOEVER CAUSED AND REGARDLESS OF THE LEGAL THEORY ASSERTED, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT OR WARRANTY, TORT, STRICT LIABILITY, CLAIMS OF INFRINGEMENT, STATUTORY LIABILITY OR OTHERWISE, SHALL NOT, IN THE AGGREGATE, EXCEED ONE HUNDRED PERCENT (100%) OF THE AMOUNT PAID BY LICENSEE TO SAIC UNDER THIS AGREEMENT DURING THE PRECEDING TWELVE (12) MONTHS GIVING RISE TO SUCH CLAIM.

11.4

Third-Party Recoveries.  The amount of Damages incurred by the Licensee or SAIC Indemnified Parties will be reduced by the actual amount of recoveries from any third party (after deducting attorneys’ fees, expenses and other costs of recoveries), including from insurance companies and pursuant to indemnification agreements.

11.5

Duty to Mitigate.  Each party will take all commercially reasonable efforts to mitigate any Damages upon becoming aware of any event that would reasonably be expected to give rise thereto.

11.6

Exclusive Remedies.  The remedies provided in Sections 10 and 11 shall be the exclusive remedies of the parties hereto in connection with any claim or action brought pursuant to Section 10 (other than injunctive relief or other equitable remedies, which shall not be affected or limited hereby); provided, however, that nothing herein shall limit the rights of any Licensee or SAIC Indemnified Party with respect to Damages arising out of fraud of Licensee or SAIC.

12.

TERM AND TERMINATION.

12.1

Term.  This Agreement shall commence as of the Effective Date and continue until the date upon which the last to expire of the SAIC Patent Rights and any SAIC Improvements or Licensee Improvements pursuant to Section 3 thereto expires, whether by statute or otherwise, unless this Agreement is terminated sooner in accordance with the terms hereof (the “Term”).

12.2

Termination by SAIC.  This Agreement may be terminated by SAIC upon any of the following:

12.2.1

If Licensee’s cumulative aggregate Revenues on the date that is eighteen (18) months after Project Completion are less than five hundred thousand dollars ($500,000).  In such event, however, Licensee may avoid such termination by paying SAIC a lump sum payment in the amount of seventy five thousand dollars ($75,000) due on the date that is eighteen (18) months after Project Completion, which will extend the measurement period for purposes of this Section 12.2.1 to the date that is thirty (30) months after Project Completion;

12.2.2

The Assignment Trigger Event fails to occur within the initial twelve (12) months after Project Completion;

12.2.3

Licensee fails to timely make payments or reports where each such failure is not cured within thirty (30) days after Licensee’s receipt of written notice from SAIC;

12.2.4

Licensee materially breaches any other provision of this Agreement, if such material breach is not cured within thirty (30) days after Licensee receipt of written notice from SAIC;

12.2.5

Licensee’s material breach of that certain Professional Services Agreement entered into between Licensee and SAIC dated August 12, 2005, subject to any cure periods contained therein;

12.2.6

Licensee’s material breach of that certain Reseller Agreement entered into between Licensee and SAIC dated August 12, 2005, subject to any cure periods contained therein;

12.2.7

SAIC exercises its rights under the applicable Security Agreement;

12.2.8

Licensee contests the validity of the SAIC Patent Rights as provided for in Section 14.4;

12.2.9

Licensee fails to receive revenues from products or services which were developed substantially in accordance with the Statement of Work within twenty-four (24) months after Project Completion;

12.2.10

Immediately if Licensee discontinues carrying on Licensee’s business;

12.2.11

Immediately if Licensee becomes insolvent or is otherwise unable to pay its debts as they become due;

12.2.12

Immediately if Licensee enters into any compromise with its creditors, is placed under provisional or final liquidation or provisional or final judicial management by any court or is placed into liquidation or winding up by resolution of its members and/or creditors; or

12.2.13

Immediately if (i) Licensee has closed a Qualified Financing with proceeds to Licensee in immediately available funds equal to or greater than seven million dollars ($7,000,000) when aggregated with all prior Qualified Financings; and (ii) Licensee either disposes of thirty percent (30%) or more of its assets or disposes of more than fifty percent (50%) of the equity share capital of Licensee to one investor or to a group of investors formally through a written agreement or informally without a written agreement acting in concert with each other, unless SAIC provides its prior written consent as to such transaction which shall not be unreasonably withheld or delayed, which consent shall be contingent upon Licensee and the potential acquirer of Licensee’s equity providing SAIC with all commercially reasonable information necessary for SAIC to make a fully informed consent.

12.3

Bankruptcy of a Party.  To the extent permitted by law, each Party will have the right to terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party makes a general assignment for the benefit of its creditors, commences any voluntary proceeding in bankruptcy, insolvency, or reorganization pursuant to bankruptcy laws or laws of debtor’s moratorium, or has commenced against it any involuntary proceeding pursuant to such laws and such involuntary proceeding is not discharged within ninety (90) days.

12.4

Termination by Licensee.  This Agreement may be terminated by Licensee for cause if SAIC materially breaches any provision of this Agreement and such material breach is not cured within thirty (30) days after SAIC’s receipt of written notice from Licensee.  In addition, only prior to the payment of the Maximum Amount, Licensee may immediately terminate this Agreement for cause in the event that both (i) any one of the SAIC Patent Rights is determined by a United States District Court or the United States Patent Office to be invalid or unenforceable or to infringe or conflict with any patent of any third party; and (ii) the long-term viability of Licensee in the Field of Use is significantly hampered.

12.5

Results of Termination.  Termination of this Agreement shall not release Licensee from any obligation or liability to SAIC which shall have matured prior to termination, nor shall termination rescind or require repayment of any payment or consideration made to SAIC prior to such termination.  Upon termination of this Agreement:  (i) all rights granted to Licensee hereunder (other than the rights under Section 4.1 if such termination occurs after the payment by Licensee of the Maximum Amount) shall terminate; (ii) only if such termination occurs prior to payment by Licensee of the Maximum Amount, all rights to the SAIC Patent Rights Licensee has granted to a third party (except for rights granted to customers to use Licensed Products purchased for their own use) shall terminate; and (iii) only if such termination occurs prior to payment by Licensee of the Maximum Amount, Licensee shall re-convey any right, title and interest in the SAIC Patent Rights to SAIC and shall make no further use of the SAIC Patent Rights.  In the event of termination of this Agreement, any sublicense rights granted by Licensee may be granted de novo by SAIC directly to the sublicensee.

12.6

Survival.  In addition to the Sections that specifically provide for survival past the expiration or termination of this Agreement, the provisions of Sections 1, 2.3 (so long as the Assignment has not occurred), 3.2, 3.3, 8, 11, 12.5, 12.6, 13 and 16 shall survive the expiration or termination of this Agreement.

13.

DISPUTES.  The parties agree to first enter into negotiations to resolve any controversy, claim or dispute (“dispute”) arising under or relating to this Agreement.  The parties agree to negotiate in good faith to reach a mutually agreeable resolution of such dispute within a reasonable period of time.  If good faith negotiations are unsuccessful, the parties agree to resolve the dispute by binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbitration shall take place in the County of San Diego, State of California if initiated by Licensee and in the City of San Francisco, State of California if initiated by SAIC.  The arbitrator(s) shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award specific performance or punitive damages.  The decision of the arbitrator(s) shall be final and binding on the parties, and any award of the arbitrator(s) may be entered or enforced in any court of competent jurisdiction.

14.

ENCUMBRANCES; RESTRICTIONS ON SUBLICENSING; CONTEST OF PROPRIETARY ASSETS.

14.1

Encumbrances.  The SAIC Patent Rights as licensed above in Section 2 or assigned above in Section 4 are encumbered by SAIC’s obligations to the U.S. Government and In-Q-Tel set out in the Professional Services Contract (Contract Number Q4-02) with In-Q-Tel f/k/a In-Q-It, Inc. dated September 7, 1999.

14.2

Restrictions on Sublicensing.  Until Licensee has paid SAIC the Maximum Amount, including without limitation during the license grant period provided for in Section 2, post the Assignment Trigger Event date and conveyance provided for in Section 4 and post the Reversion Trigger Event date and license grant period provided for in Section 5 of this Agreement, the Parties agree that Licensee may sublicense the SAIC Patent Rights and any improvements thereto only if, and so long as:

14.2.1

Licensee agrees to provide SAIC with written notice of any intent to sublicense to a third party and with a copy of the sublicense agreement at least thirty (30) days prior to the date Licensee and its sublicensee, desire to enter into the Agreement;

14.2.2

Licensee obtains SAIC’s written approval prior to entering into such sublicense agreement, which approval may be not be unreasonably withheld or delayed by SAIC, provided that if SAIC does not notify Licensee within twenty (20) business days after delivery of a copy of the sublicense agreement to SAIC of any objections to the same, such sublicense agreement shall be deemed approved by SAIC;

14.2.3

Licensee uses its best efforts to commercially reasonably maximize Revenue of Licensee under any such sublicense.

14.2.4

Unless sublicensed to a Subsidiary, such sublicense is negotiated on commercially reasonable terms in an arms-length transaction (for sake of clarification, and not by way of limitation, sublicenses entered into with an Affiliate will be subject to the same obligations as any other sublicensee);

14.2.5

Unless sublicensed to a Subsidiary, the sublicensee is unrelated to Licensee, including without limitation such sublicensee may not be an Affiliate of Licensee, have any common shareholders, directors, employees, or independent contractors, have any relatives of Licensee’s shareholders, directors, employees or independent contractors as such sublicensee’s shareholders, directors, employees or independent contractors, or have any payments or other exchanges of value between sublicensee and Licensee or Licensee’s shareholders, directors, employees or independent contractors.

14.2.6

The business and financial integrity of such sublicensee is at least as stringent as that of Licensee, in SAIC’s reasonable discretion;

14.2.7

Such sublicensee will enter into an enforceable written agreement that is sufficient, in SAIC’s reasonably exercised discretion, to ensure that such sublicensee is bound by all of the obligations, terms and conditions that obligate, bind or affect Licensee under this Agreement, and without limiting the generality of the foregoing, each such written agreement with such sublicensee shall include terms no less restrictive than those contained in this Agreement;

14.2.8

Licensee shall be and remain responsible for the performance by each sublicensee of all of such sublicensee’s obligations to SAIC;

14.2.9

Licensee ascertains, computes, audits and collects, and shall faithfully ascertain, compute, audit and collect, all royalties or other payment that become payable by such sublicensee hereunder, and provide for and enforce penalties against any sublicensee that conceals sales or willfully miscalculates royalties; and

14.2.10

Licensee establishes, polices and enforces adequate mechanisms to assure the quality of products and services produced by its sublicensees and to protect SAIC Patent Rights.

14.3

Sublicensing to a Subsidiary.  Notwithstanding the foregoing or anything to the contrary contained herein, Licensee shall have the right to sublicense the SAIC Patent Rights and any improvements thereto to any Subsidiary of Licensee on terms and conditions that are subject to Licensee’s sole discretion without the approval of SAIC.  In the event Licensee sublicenses the SAIC Patent Rights or any improvements thereto to a Subsidiary, Licensee shall remain subject to the obligations and other terms and conditions under this Agreement and guarantee the obligations of the Subsidiary under this Agreement (including without limitation, Licensee shall remain subject to all audit and payment obligations under this Agreement).

14.4

Contest of Proprietary Assets.  During the Term of this Agreement, should Licensee, either directly or indirectly contest as to the validity of any of SAIC Patent Rights, then in such case, SAIC shall have the right to terminate the Agreement for cause with immediate effect and no right to cure (all in accordance with Section 12).  In such case, with regard to the SAIC Patent Rights, SAIC shall retain all rights and remedies available to it under this Agreement and all applicable laws and regulations.

15.

RESELLER AGREEMENT; PROFESSIONAL SERVICES AGREEMENT; SOURCE CODE ESCROW AGREEMENT.  The parties also acknowledge and agree that as of the Effective Date, the parties will enter into the Professional Services Agreement and the Reseller Agreement, pursuant to which Licensee will grant additional licenses and other rights to SAIC, and SAIC may grant additional license and other rights to Licensee.  Nothing in this Agreement shall be deemed to limit SAIC’s or Licensee’s exercise of these additional rights or responsibilities.  The parties agree to enter into the Source Code Escrow Agreement.  Licensee shall not enter into any escrow agreement regarding Licensee’s products or services (including without limitation all software products) without obtaining SAIC’s prior written approval which shall not be unreasonably withheld or delayed, provided that if SAIC does not notify Licensee within ten (10) business days after delivery of a copy of an escrow agreement to SAIC of any objections to the same, such escrow agreement shall be deemed approved by SAIC.

16.

MISCELLANEOUS PROVISIONS.

16.1

Notices.  All notices or other written communications required or permitted to be given under any provision of this Agreement, including without limitation changes of name or address to which such notices or other written communications are to be delivered under this Section 16.1, shall be deemed to have been given by the notifying party if mailed by certified mail, return receipt requested, to the receiving party addressed to its mailing address set out below, or such other address as a party may designate in writing to the other party.  All notices shall be given or made to:

SAIC:

Pamela J. Bumann
Senior Vice President Mergers & Acquisitions
Technology Commercialization
Science Applications International Corporation
Mail Stop D7
4242 Campus Point Court
San Diego, CA 92121
Tel. No.  858-826-7572
Fax No.  858-826-2222

LICENSEE:

Kendall Larsen
President
VirnetX Inc.
157 Provincetown Ct.
Aptos, California 95003
Tel. No.  831-685-0117
Fax No.  831-685-0117

16.2

Taxes.  Licensee will be solely responsible for payment of all taxes arising from the transactions contemplated by Agreement (other than the corporate income tax of SAIC) and will indemnify and hold SAIC harmless from and against any liability (including any interest and penalties) arising from its failure to pay such taxes when due.

16.3

Compliance with Applicable Laws and Regulations.  Each party acknowledges and agrees that the products, services, software, information and intellectual property to be shared under this Agreement, including without limitation technical services and technical data such as blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions written or recorded, hereunder may be subject to certain laws, regulations and rules, including without limitation the export control laws and regulations of the United States of America, any amendments thereof, and all administrative acts of the U.S. Government pursuant to such laws and regulations which restrict exports and re-exports of goods and technology (collectively the “U.S. Export Control Laws”), and each party agrees to comply with such applicable laws, regulations and rules, including without limitation the U.S. Export Control Laws, and not to be bound by terms of this Agreement in conflict with such applicable laws, regulations and rules.

16.4

Force Majeure.  Neither party shall be liable for any failure of or delay in performance of its obligations (except for payment obligations, if any) under this Agreement to the extent such failure or delay is due to acts of God, acts of a public enemy, fires, floods, power outages, wars, civil disturbances, sabotage, terrorism, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes (whether or not the employees’ demands are reasonable and/or within the party’s power to satisfy), failure of common carriers, internet service providers, or other communication devices, acts of cyber criminals, terrorists or other criminals, acts of any governmental body (whether civil or military, foreign or domestic), failure or delay of third parties or governmental bodies from whom a party is obtaining or must obtain approvals, authorizations, licenses, franchises or permits, inability to obtain labor, materials, power, equipment, or transportation, or other circumstances beyond its reasonable control (collectively referred to herein as “Force Majeure Occurrences”).  Any such delays shall not be a breach of or failure to perform this Agreement or any part thereof and the date on which the obligations hereunder are due to be fulfilled shall be extended for a period equal to the time lost as a result of such delays.  Neither party shall be liable to the other for any liability claims, damages or other loss caused by or resulting from a Force Majeure Occurrence.

16.5

Entire Agreement.  This Agreement (including without limitation all appendices, exhibits and attachments, which are hereby incorporated by reference) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, supersedes and replaces any and all prior or contemporaneous proposals, agreements understandings, commitments or representations of any kind, whether written or oral, relating to the subject matter hereof or the services to be performed hereunder.

16.6

Modification; Waiver.  Any modification or waiver of this Agreement or parts of this Agreement must be in writing, specifically referencing this Agreement, and signed by an authorized representative of the party against whom enforcement of the purported modification or waiver is sought.  Any failure to exercise any right, remedy or option or any other waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement, nor in any way affect the validity of this Agreement.

16.7

Binding Effect; Assignment.  This Agreement is to extend to and be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Licensee will not make an assignment of or otherwise transfer or convey, any of its rights or delegate any of its duties under this Agreement in whole or in part to any party, including without limitation assignment or transfer of any right, title or interest in the SAIC Patent Rights or Licensee Improvements, without the prior written consent of SAIC which shall not be unreasonably withheld or delayed, which consent shall be contingent upon Licensee and the potential assignee providing SAIC with all commercially reasonable information necessary for SAIC to make a fully informed consent.  Any such assignment or transfer without SAIC’s prior written consent shall be null and void.  For sake of clarity and not by way of limitation, either party may, without violation of this Section 16.7, engage the services of independent contractors to assist in the performance of its duties hereunder.  Notwithstanding the foregoing, Licensee shall have the right to assign or otherwise transfer or convey any of its rights or delegate any of its duties under this Agreement in whole or in part to any Subsidiary, without the written consent of SAIC; however, in this event, Licensee shall remain subject to the obligations and other terms and conditions of this Agreement and guarantee the obligations of the Subsidiary under this Agreement (including without limitation, Licensee shall remain subject to all audit and payment obligations under this Agreement).  Furthermore, notwithstanding the foregoing, upon and subsequent to the payment of the Maximum Royalty amount by Licensee, Licensee shall have the right to assign, transfer or convey its rights and obligations under this Agreement to any successor in interest to Licensee’s assets or business.

16.8

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California in all respects without giving effect to the principles of conflicts of law thereof.

16.9

Construction.  This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party, including without limitation, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental authority by reason of such Party’s having or being deemed to have structured or drafted such provision.

16.10

Relationship Of Parties.  The Parties agree that they are acting as independent contractors and not as partners or joint venturers, and under no circumstances shall any of the employees of one Party be deemed the employees of the other for any reason or purpose.  This Agreement shall not be construed as authority for either party to act for the other Party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other.

16.11

Severability.  If any covenant, condition, term or provision of this Agreement is held or finally determined to be invalid, illegal or unenforceable, in any respect, in whole or in part, such covenant, condition, term or provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

16.12

Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights or interests enforceable by any person not a party to this Agreement.  This Agreement is not intended to be for the benefit of any third party and shall not confer upon any third party any right, privilege, remedy; claim or other right.

16.13

Good Faith Efforts.  Each party will at minimum use good faith efforts to fulfill its obligations under this Agreement.

16.14

Headings; Terms.  The captions and headings used in this Agreement are solely for convenience of reference of the parties and shall not be used or given effect in the construction and interpretation of this Agreement, and will not limit or otherwise affect any of the terms or provisions hereof.  Unless otherwise expressly stated, all references in this Agreement to “days” mean calendar days and every use of the word “including” means “including but not limited to”.

16.15

Conflicting Provisions.  This Agreement and all of the exhibits, schedules, and documents attached hereto are intended to be read and construed in harmony with each other, but in the event any provision in any attachment conflicts with any provision of this Agreement, then this Agreement shall be deemed to control, and such conflicting provision, to the extent it conflicts, shall be deemed removed and replaced with the governing provision herein.

16.16

Multiple Copies or Counterparts of the Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and be binding upon the Parties.  This Agreement shall not be effective until the execution and delivery between each of the parties of at least one set of the counterparts.

16.17

Remedies.  Except as set forth in Section 11.6, all rights and remedies under this Agreement are cumulative, may be exercised singularly or concurrently, and will not be deemed exclusive.  The Parties agree that any breach of Section 8 (Confidentiality) would cause irreparable harm to the non-breaching Party for which monetary damages would be an inadequate remedy, and accordingly the complaining Party shall be entitled to seek injunctive relief to prevent any threatened or ongoing breach of such Section.

16.18

Publicity.  Each Party will obtain the other Party’s prior approval of the contents any press release or public announcement referring to this Agreement or the relationship between the Parties formed by this Agreement.  This prior approval shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION	VIRNETX INC.

By: /s/ Pamela J. Bumann	By: /s/ Kendall Larsen

Name: Pamela J. Bumann	Name: Kendall S. Larsen

Title: Senior Vice President	Title: President and C.E.O.

Address: 10260 Campus Pt. Dr.	Address: 157 Provincetown Court
San Diego, CA 92121	Aptos, CA 95003

Date: 8/12/05	Date: 8/12/05

TABLE OF EXHIBITS/SCHEDULES

Exhibit	Title

A	SAIC Patent Rights
B	Non Disclosure Agreement
C	Professional Services Agreement
D	Reseller Agreement
E	Security Agreement
F	Source Code Escrow Agreement

Schedules

9.1(c)

EXHIBIT A

SAIC Patent Rights

Country	Patent/Application No.	Filing Date	Title	Docket Nos.
JP	JP Application No. 2000-580354	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-JAP BW 000479.00042
CA	CA Application No. 2,349,520	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-CAN BW 000479.00043
AU	AU Application No. 16003/00	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-AUS BW 000479.00046
EU	EPO Application No. 99 958693.6	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-EPO BW 000479.00047
US	U.S. Application No. 09/429,643	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-US BW 000479.84602
US	U.S. Application No. 10/401,551	3/31/03	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-DIV BW 000479.00102
JP	JP Application No. 2000-580350	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-JAP2 BW 000479.00040
CA	CA Application No. 2,349,519	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-CAN2 BW 000479.00041
AU	AU Application No. 14553/00	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-AUS2 BW 000479.00048

Country	Patent/Application No.	Filing Date	Title	Docket Nos.
EU	EPO Application No. 99 971606.1	10/29/99	An Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 98-10-EPO-2 BW 000479.00049
US	U.S. Patent No. 6,502,135	2/15/00	Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10003 BW 000479.85672
EU	EPO Application No. 01 910528.7	2/15/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10003-EPO BW 000479.00080
JP	JP Application No. 2001-560062	2/15/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10003-JAP BW 000479.00081
US	U.S. Patent No. 6,618,761	2/26/02	Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 10003-DIV BW 000479.00067
US	U.S. Patent No. 6,907,473	3/31/03	Improvements to an Agile Network Protocol For Secure Communications With Assured System Availability	SAIC 10003-DIV-1 BW 00049.00101
US	U.S. Patent No. 6,834,310	2/26/02	Preventing Packet Flooding of a Computer on a Computer Network	SAIC 10003-DIV-2 000479.00068
US	U.S. Application No. 10/259,494	9/30/02	Establishment of a Secure Communication Link Based on a Domain Name Service (DNS) Request	SAIC 10003-DIV-3 BW 000479.00082
EU	EPO Application No. 01 932629.7	4/26/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10006-EPO BW 000479.00085

Country	Patent/Application No.	Filing Date	Title	Docket Nos.
JP	JP Application No. 2001-583006	4/26/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10006-JAP BW 000479.00086
US	U.S. Patent No. 6,839,759	11/7/03	Method for Establishing Secure Communications Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information	SAIC 10006-Cont BW 000479.00110
EU	EPO Application No. 01 932628.9	4/26/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10007-EPO BW 000479.00087
JP	JP Application No. 2001-501144	4/26/00	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10007-JAP 000479.00088
US	U.S. Application No. 10/714,849	11/18/03	An Agile Network Protocol for Secure Communications Using Secured Domain Names	SAIC 10007-Cont 000479.00111
EU	EPO Application No. 05 102086.5-2413	3/16/05	Improvements to an Agile Network Protocol for Secure Communications with Assured System Availability	SAIC 10007-EPO-DIV BW 000479.00145
US	U.S. Application No. 09/874,258	6/6/01	Third Party VPN Certification	SAIC 10101-US BW 000479.00032
EU	EPO Application No. 02 718836.6	1/17/02	Third Party VPN Certification	SAIC 10101-EPO BW 000479.00108
US	U.S. Application No. 10/702,486	11/7/03	Method for Establishing Secure Communication Link Between Computers of Virtual Private Network	SAIC 10006-DIV(1) BW 000479.00112
US	U.S. Patent No. 6,826,616	11/7/03	Method for Establishing Secure Communication Link Between Computers of Virtual Private Network	SAIC 10006-DIV (2) BW 000479.00113

Exhibit A-1

SCHEDULE 9.1 (C )

SAIC is aware of a series of patent applications naming a Mr. Victor Sheymov as inventor or co-inventor.  Mr. Sheymov is the president of a company named Invicta Networks.  Based on statements made by Mr. Sheymov in a press conference at the National Press Club in Washington, D.C. dated May 21, 2001, one or more patent applications naming Mr. Sheymov as an inventor or co-inventor, or otherwise potentially owned by Invicta Networks, Inc., may be relevant to the subject matter or the SAIC patent rights.  The patents and patent applications of which SAIC has Knowledge are listed below:

1.

Pending PCT Patent Application No. PCT/US00/08219 (International Publication No. WO 00/70458) having filing date of May 15, 2000 and claiming priority from U.S. Provisional Patent Application 60/134,547 filed May 17, 1999.

2.

EPO Patent No. EP1226499 issuing from the above PCT Application No. PCT/US00/08219 (International Publication No. WO 00/70458).

3.

Australian Patent No. AU773737 issuing from the above PCT Application No. PCT/US00/08219 (International Publication No. WO 00/70458).

4.

U.S. Application No. 09/862,477 (U.S. Publication No. US2001/0048745) having a filing date of May 23, 2001 and claiming priority from U.S. Provisional Patent Application No. 60/206,233 filed May 23, 2000.

5.

PCT Application No. PCT/US01/16541 (International Publication No. WO 01/91503) having an International Publication Date of November  29 2001 and claiming priority from U.S. Provisional Patent Application No. 60/206,233 filed May 23, 2000.

6.

U.S. Application No. 09/867,442 (U.S. Publication No. US2001/0052014) having a filing date of May 31, 2001 and claiming priority from U.S. Provisional Patent Application No. 60/208,056 filed May 31, 2000.

7.

PCT Application No. PCT/US01/17496 (International Publication No. WO 01/93531) having a filing date of May 31 2001 and claiming priority from U.S. Provisional Patent Application No. 60/208,056 filed May 31, 2000.

8.

U.S. Application No. 09/925,503 (U.S. Publication No. US2002/0023227) having a filing date of August 10, 2001 and claiming priority from U.S. Provisional Patent Application No. 60/226,088 filed August 18, 2000.

9.

PCT Application No. PCT/US01/41654 (International Publication No. WO 02/17594) having a filing date of August 10 2001 and claiming priority from U.S. Provisional Patent Application No. 60/226,088 filed August 18, 2000.

10.

U.S. Application No. 10/074,037 (U.S. Publication No. US2002/0116635) having a filing date of February 14, 2002 and claiming priority from U.S. Provisional Patent Application No. 60/268,369 filed February 14, 2001.

11.

PCT Application No. PCT/US02/04267 (International Publication No. WO 02/065285) having a filing date of February 14, 2002 and claiming priority from U.S. Provisional Patent Application No. 60/268,369 filed February 14, 2001.

12.

U.S. Application No. No. 10/085,130 (U.S. Publication No. US2002/0129281) having a filing date of March 1, 2002 and claiming priority from U.S. Provisional Patent Application No. 60/272,053 filed March 1, 2001 and U.S. Provisional Patent Application No. 60/272,055 filed March 1, 2001.

13.

PCT Application No. PCT/US02/06018 (International Publication No. WO 02/071686) having a filing date of March 1, 2002 and claiming priority from U.S. Provisional Patent Application No. 60/272,053 filed March 1, 2001 and U.S. Provisional Patent Application No. 60/272,055 filed March 1, 2001.

Schedule 9.1(c)-1